Exhibit 99.1

                  SPECTRUM CONTROL REPORTS THIRD QUARTER PROFIT

         REVENUES INCREASE 28% FROM A YEAR AGO OPERATING MARGINS IMPROVE

    FAIRVIEW, Pa., Sept. 27 --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                              3rd quarter ended         3rd quarter ended
                           -----------------------   -----------------------
                            8/31/2005       YTD       8/31/2004      YTD
                           ----------   ----------   ----------   ----------
    Sales                  $   25,901   $   72,925   $   20,180   $   58,789
    Net Income             $    1,558   $    3,487   $      997   $    3,137
    Average Shares             13,159       13,158       13,177       13,168
    EPS                    $     0.12   $     0.27   $     0.08   $     0.24

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the third quarter and nine months ended August 31, 2005.

    For the third quarter of fiscal 2005, the Company reported net income of $1,558,000 or 12 cents per share on sales of $25,901,000 compared to net income of $997,000 or eight cents per share on sales of $20,180,000 for the same period last year. For the first nine months of fiscal 2005, the Company had net income of $3,487,000 or 27 cents per share on sales of $72,925,000. For the comparable period of 2004, the Company had net income of $3,137,000 or 24 cents per share on sales of $58,789,000.

    "The third quarter of fiscal 2005 was our most profitable quarter in over four years," commented Dick Southworth, the Company's President and Chief Executive Officer. "Sales in the current quarter were up 28.3% compared to the same period last year, and are now up 24.0% on a year-to-date basis. In addition to the positive impact of our recent business acquisitions (Amplifonix, Inc. in February 2005 and the Components Business Unit of REMEC, Inc. in October 2004), third quarter sales of RF and microwave components and systems grew by approximately $600,000 from a year ago. Demand for these products in military/aerospace applications remains particularly strong. Sales of our power management systems increased in the third quarter of 2005 by $459,000 compared to the same quarter last year. These advanced systems are primarily used in infrastructure equipment for telecommunications, computer networks, and certain military applications. The sales growth of our RF and Microwave Components and Systems and our Power Management Systems, along with the success of our recent business acquisitions, reaffirms our strategic plan of product expansion and market diversification. Accordingly we are very confident that we can build upon our third quarter accomplishments and performance."

    Quarter Highlights

     -- Third quarter net income was up nearly 18.0% sequentially from the current year second quarter.

     -- Gross margin for the third quarter of 2005 was 28.3% of sales compared to 25.3% of sales for the second quarter this year. This significant improvement in gross margin percentage primarily reflects greater operating efficiencies and the ongoing integration of our recent acquisitions. In addition, our material costs continue to decrease as we expand our worldwide sourcing of raw materials.

     -- Total customer orders received in the third quarter of 2005 amounted to $25.0 million, up $5.0 million or 25.0% from a year ago.

     -- The Company remains very liquid, having generated $4.4 million of net operating cash flow during the first nine months of fiscal 2005. Cash and cash equivalents were $9.2 million at August 31, 2005, an increase of $2.5 million since the second quarter ended May 31, 2005.

    Business Segment Discussion

    Our operations are currently conducted in three reportable segments: signal and power integrity components; RF and microwave components and systems; and power management systems.

    Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, specialty ceramics capacitors, power entry modules, power line filters, and our recently developed motor line feed thru ("MLFT") filters. Sales of signal and power integrity components were $14.2 million in the third quarter of fiscal 2005 compared to $15.5 million in the same quarter last year. For the first nine months of fiscal 2005, sales of these products amounted to $40.1 million versus $47.4 million for the comparable period of fiscal 2004. The decreases in shipments principally reflect poor market conditions throughout the passive electronic components industry. However, sales for these products in the current third quarter were up $636,000 from the second quarter of this year, our second consecutive quarter of sequential sales growth. In addition, our operating margins for this business, as a percentage of sales, continue to be strong.

    Our RF and Microwave Components and Systems Business (formerly known as our Frequency Control Products Group) designs and manufactures ceramic resonators and bandpass filters, ceramic patch antennas, duplexers, lumped element filters, cavity filters, waveguides, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. Sales for this business were $10.0 million in the current quarter, up $6.6 million or 195% from the same period last year. Of this $6.6 million increase, $600,000 was organic growth with the balance attributable to the contribution from recent acquisitions. For the first nine months of 2005, sales were $27.7 million, up $18.9 million or 214.0% from the comparable 2004 period. Of this year-to-date growth, $16.0 million reflects the impact of our recent acquisitions and $2.9 million is from organic growth. While RF and microwave components and systems are used in numerous industries and applications, sales in fiscal 2005 have been particularly strong throughout the military/aerospace sector.

    Our Power Management Systems Business designs and manufactures circuit breaker panels, custom power outlet strips, and our Smart Start power management systems. Sales of these products were $1.7 million in the third quarter of 2005, an increase of $459,000 or 36.9% from a year ago. For the first nine months of fiscal 2005, sales were $5.2 million, up $2.6 million or 103.0% from the same period last year. In addition to this sales growth, operating margins for these products continue to improve from greater manufacturing efficiencies and economies of scale. These advanced systems are used in various infrastructure equipment including wireless base stations, optical networks, IT hubs, data centers, and certain military applications. Since the introduction of these products a few years ago, we have begun to gain customer recognition and market share.

    Mr. Southworth stated, "We are very pleased with the results being achieved in our RF and Microwave Components and Systems business, as well as our Power Management Systems. The success of these businesses validates our belief that the Company's strong customer relationships, manufacturing expertise, and proven product leadership form a solid platform from which we can satisfy diverse customer needs for control products and systems. Going forward, we're confident that we can continue to grow these businesses and enhance their profitability."

    Current Business Outlook

    Mr. Southworth continued, "We are all saddened by the devastation caused to the Gulf States by Hurricane Katrina, and our Company is doing everything within its power to alleviate the tremendous burden this has created for our employees in the area. The Hurricane did not have any impact on the Company's financial position or results of operations during the third quarter. However, we are currently unable to determine the extent of property and business losses to our New Orleans ceramic manufacturing plant or to what extent such losses may, or may not, be recoverable through the Company's comprehensive insurance program. In connection with the Company's requirements for ceramic capacitors, we have strategic safety stock in place to meet several weeks of production needs as well as established relationships with several qualified outside vendors to meet a substantial majority of our ongoing ceramic capacitor requirements. On a longer-term basis, we are reestablishing our own internal ceramic capabilities. We have had contact with more than 80% of the employees at our New Orleans location, many of whom are part of the team whose sole focus is to get our ceramic capacitor production back on-line in the quickest and most efficient manner possible."

    Mr. Southworth concluded, "At this time, we are unable to estimate the financial impact that Hurricane Katrina may have on the Company's financial position and future operating performance. Accordingly, we are unable to provide any specific guidance for the Company's fourth quarter expected earnings. Currently, we anticipate our fourth quarter revenues to equal or slightly exceed our third quarter performance. Our long-term strategy remains unchanged. We will continue to leverage our business infrastructure, diversify our end markets, and provide an increasing array of value-added products and solutions to our customers. With this strategy, we believe our Company is well-positioned for dynamic growth and enhanced shareholder value."

    Forward-Looking Information

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

    Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay

    Spectrum Control, Inc. will host a teleconference to discuss its third quarter results on Tuesday, September 27, 2005, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at http://www.spectrumcontrol.com or http://www.vcall.com. A taped replay of the call will be available through September 28, 2005 at 877-660-6853, access account 286, conference 169638, or for 30 days over the Internet at the Company's website.

    About Spectrum Control

    Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. Although Spectrum Control products are used in many industries worldwide, the Company's largest markets are telecommunications equipment and military/aerospace. For more information about Spectrum Control and its products, please visit the Company's website at http://www.spectrumcontrol.com .

                     Spectrum Control, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                  ( Unaudited )

                          ( Dollar Amounts in Thousands )

                                            August 31,    November 30,
                                               2005           2004
                                           ------------   ------------
Assets

Current assets

   Cash and cash equivalents               $      9,203   $     17,535
   Accounts receivable, net                      17,043         15,484
   Inventories                                   17,196         15,372
   Prepaid expenses and other
    current assets                                2,664          2,471

        Total current assets                     46,106         50,862

Property, plant and equipment, net               17,748         15,966

Noncurrent assets
   Goodwill                                      26,802         22,019
   Other                                          3,829          2,502

        Total assets                       $     94,485   $     91,349


Liabilities and Stockholders' Equity

Current liabilities
   Accounts payable                        $      4,524   $      4,238
   Accrued liabilities                            3,026          3,943
   Current portion of long-term debt                390            390

        Total current liabilities                 7,940          8,571

Long-term debt                                    1,336          1,716

Deferred income taxes                             4,917          4,220

Stockholders' equity                             80,292         76,842

        Total liabilities and
         stockholders' equity              $     94,485   $     91,349

                     Spectrum Control, Inc. and Subsidiaries
                   Condensed Consolidated Statements of Income
                                  ( Unaudited )

                 ( Amounts in Thousands Except Per Share Data )

                                Three Months Ended       Nine Months Ended
                                    August 31,              August 31,
                               --------------------    --------------------
                                 2005        2004        2005        2004
                               --------    --------    --------    --------
Net sales                      $ 25,901    $ 20,180    $ 72,925    $ 58,789

Cost of products sold            18,583      14,604      54,142      42,262

Gross margin                      7,318       5,576      18,783      16,527

Selling, general and
  administrative expense          4,781       3,984      13,180      11,520

Income from operations            2,537       1,592       5,603       5,007

Other income ( expense )

 Interest expense                   (38)        (29)       (114)        (86)

 Other income and expense, net       38          49         220         146
                                     --          20         106          60

Income before provision
   for income taxes               2,537       1,612       5,709       5,067

Provision for income taxes          979         615       2,222       1,930

Net income                     $  1,558    $    997    $  3,487    $  3,137


Earnings per common share:
 Basic                         $   0.12    $   0.08    $   0.27    $   0.24
 Diluted                       $   0.12    $   0.08    $   0.27    $   0.24

Average number of common
 shares outstanding :
  Basic                          13,062      13,026      13,052      13,006
  Diluted                        13,159      13,177      13,158      13,168

                     Spectrum Control, Inc. and Subsidiaries
                             Selected Financial Data
                                  ( Unaudited )

                                Three Months Ended       Nine Months Ended
                                    August 31,              August 31,
                               --------------------    --------------------
                                 2005        2004        2005        2004
                               --------    --------    --------    --------
Selected Financial Data,
  as a Percentage of Net
   Sales:

     Net sales                    100.0%      100.0%      100.0%      100.0%
     Cost of products sold         71.7        72.4        74.2        71.9
     Gross margin                  28.3        27.6        25.8        28.1
     Selling, general and
      administrative
      expense                      18.5        19.7        18.1        19.6
     Income from
      operations                    9.8         7.9         7.7         8.5
     Other income ( expense )
       Interest expense            (0.1)       (0.1)       (0.2)       (0.1)
       Other income and
        expense, net                0.1         0.2         0.3         0.2
     Income before
      provision for
      income taxes                  9.8         8.0         7.8         8.6
     Provision for income
      taxes                         3.8         3.0         3.0         3.3
     Net income                     6.0%        5.0%        4.8%        5.3%

                           Selected Operating Segment
                                      Data:
                         ( Dollar Amounts in Thousands )

Signal and power integrity
 components:
  Customer orders
   received                    $ 12,273    $ 16,214    $ 36,948    $ 48,331
  Net sales                      14,225      15,560      40,055      47,414

RF and microwave components
 and systems:
  Customer orders
   received                      11,217       2,919      31,137       8,510
  Net sales                       9,974       3,377      27,676       8,817

Power management
 systems :
  Customer orders
   received                       1,510         897       5,812       2,888
  Net sales                       1,702       1,243       5,194       2,558